EXHIBIT 99.1

Consolidated Financial Statements and

Independent Auditors’ Report

Pipeline Data Inc. and subsidiaries

(DEBTORS IN POSSESSION)

December 31, 2012

PIPELINE DATA INC. and subsidiaries

(DEBTORS IN POSSESSION)

TABLE OF CONTENTS

Page
Report of Independent Certified Public Accountants	1
Consolidated Financial Statements
Consolidated Balance Sheet as of December 31, 2012	2
Consolidated Statement of Operations for the Year Ended December 31, 2012	3
Consolidated Statement of Stockholders’ Deficit for the Year Ended December 31, 2012	4
Consolidated Statement of Cash Flows for the Year Ended December 31, 2012	5
Notes to Consolidated Financial Statements as of and for the Year Ended December 31, 2012	6 - 24

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Pipeline Data, Inc.

We have audited the accompanying consolidated balance sheet of Pipeline Data, Inc. as of December 31, 2012, and the related consolidated statement of operations, stockholders’ deficit, and cash flows for the year then ended.  These financial statements are the responsibility of the entity’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pipeline Data, Inc.  as of December 31, 2012, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company experienced a net loss for the year ended December 31, 2012, has negative working capital and a stockholders’ deficit at December 31, 2012, and is in default on certain of its financing agreements.  These conditions raise substantial doubt about its ability to continue as a going concern.  Management’s plans regarding those matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Dannible & McKee, LLP

Syracuse, New York

May 20, 2013

PIPELINE DATA INC. AND SUBSIDIARIES

(DEBTORS IN POSSESSION)

Consolidated Balance Sheet

As of December 31, 2012

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 2,148,932
Settlement assets	870,797
Accounts receivable - net of allowance for doubtful accounts of $83,108	481,603
Prepaid expenses and other current assets	627,897
Due from Affiliates	1,445,361

Total current assets	5,574,590

Property and equipment, net	227,229
Merchant portfolios, net	282,046
Residual rights and other intangible assets	703,898
Other assets	262,689

Total	$ 7,050,452

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES NOT SUBJECT TO COMPROMISE: CURRENT LIABILITIES
Short-term debt	$ 42,106,000
Accounts payable and accrued expenses	1,239,837
Accrued interest on short-term debt	20,965,730
Merchant deposits	369,804
Other current liabilities	5,384

Total current liabilities	64,686,755

LIABILITIES SUBJECT TO COMPROMISE
Liabilities subject to compromise	3,501,820

Total liabilities	68,188,575

STOCKHOLDERS’ DEFICIT
Preferred stock, Series B, $.001 par value - 10,000,000 shares
authorized; 5,066,667 shares issued and outstanding	5,067
Common stock, $.001 par value - 500,000,000 shares authorized;
40,428,879 shares issued; and 40,190,015 shares outstanding	40,429
Additional paid-in capital	33,382,267
Accumulated deficit	(94,538,955)
Less treasury stock - 238,864 shares, at cost	(26,931)

Total stockholders’ deficit	(61,138,123)

Total liabilities and stockholders’ deficit	$ 7,050,452

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

(DEBTORS IN POSSESSION)

Consolidated Statement of Operations

For the year ended December 31, 2012

REVENUE	$ 29,266,003

OPERATING EXPENSES
Interchange fees	11,757,857
Cost of services	6,638,816
Selling, general, and administrative	13,179,299
Depreciation and amortization	1,461,299

Total operating expenses	33,037,271

Loss from operations	(3,771,268)

OTHER INCOME AND EXPENSES
Interest expense	(9,954,694)
Net loss on disposals of assets	(35,928)
Other income - net	97

Total other expenses - net	(9,990,525)

Loss before before reorganization items and income taxes	(13,761,793)

Reorganization items	2,259,259

Loss before before income taxes	(16,021,052)

Income tax expense	13,976

Net loss	$ (16,035,028)

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

(DEBTORS IN POSSESSION)

Consolidated Statement of Stockholders’ Deficit

For the year ended December 31, 2012

					Additional
	Preferred Stock		Common Stock		Paid-in	Accumulated	Treasury
	Shares	Amount	Shares	Amount	Capital	Deficit	Stock	Total

Balance - January 1, 2012	5,066,667	$ 5,067	40,428,879	$ 40,429	$ 33,324,540	$ (78,503,927)	$ (26,931)	$ (45,160,822)

Share-based compensation expense	-	-	-	-	57,727	-	-	57,727

Net loss	-	-	-	-	-	(16,035,028)	-	(16,035,028)

Balance - December 31, 2012	5,066,667	$ 5,067	40,428,879	$ 40,429	$ 33,382,267	$ (94,538,955)	$ (26,931)	$ (61,138,123)

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

(DEBTORS IN POSSESSION)

Consolidated Statement of Cash Flows

For the year ended December 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (16,035,028)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,461,299
Share-based compensation expense	57,732
Amortization of debt issuance cost	8,106
Net loss on disposals of assets	35,928
Other	(21,649)
Changes in operating assets and liabilities:
Settlement Assets	326,375
Accounts receivable	1,557,486
Prepaid expenses and other current assets	(390,446)
Due (from) Affiliates	(1,876,231)
Accounts payable and accrued expenses	(1,578,336)
Accrued interest on short term debt	9,941,176
Merchant deposits	(314,437)
Net cash flows used in operating activities before reorganization items	(6,828,025)
Reorganization items	3,501,820
Net cash flows used in operating activities	(3,326,205)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(56,445)
Proceeds from sale of asset	2,100
Net cash flows used in investing activities	(54,345)
NET (DECREASE) INCREASE IN CASH AND
CASH EQUIVALENTS	(3,380,550)
CASH AND CASH EQUIVALENTS — Beginning of year	5,529,482
CASH AND CASH EQUIVALENTS — End of year	$ 2,148,932
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest	$ 5,410
Income taxes	$ 7,553
Reorganization items	$ 1,916,184

The accompanying notes are integral part of these financial statements.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

1.	ORGANIZATION AND OPERATIONS

Pipeline Data Inc. and subsidiaries (the “Company”), incorporated in 1997 in the State of Delaware, provides credit and debit card-based payment processing solutions and customized point of sale products to small and medium-sized merchants who operate either in a physical business environment, over the Internet, or in a mobile setting via cellular-based wireless devices.

Reorganization under Chapter 11 of the U.S. Bankruptcy Code

On November 19, 2012 (the “Petition Date”), Pipeline Data, Inc. and its wholly owned subsidiaries Securepay.com Inc., Northern Merchant Services Inc, Pipeline Data Processing Inc., Pipeline Data Portfolio Acquisitions Inc., Aircharge Inc., PayPipe Inc., Paynet Systems Inc., PayPassage Inc,Valadata Inc.,  and CardAccept.com Inc, collectively, (the “Debtors”) filed petitions in the United States Bankruptcy Court for the District of Delaware, seeking relief under Chapter 11 of the United States Bankruptcy Code. The reorganization cases are being jointly administered on the case docket for Pipeline Data, Inc., Case No. 12-13123 (the “Main Case Docket”).  We continue to operate our business as “debtors-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Court.

The Chapter 11 Proceedings were initiated in response to our deteriorating operating conditions and our inability to service our existing debt.  The filing of a bankruptcy petition automatically stays most actions against a debtor, including most actions to collect pre-petition indebtedness or to exercise control over our property. Subsequent to the Petition Date, we received approval from the Court to pay or otherwise honor certain pre-petition obligations generally designed to stabilize our operations including employee obligations, tax matters, and from limited available funds, pre-petition claims of certain critical vendors, certain customer programs and certain other pre-petition claims. Additionally, we have been paying and intend to continue to pay undisputed post-petition claims in the ordinary course of business.

Going Concern

The Company’s financial statements are prepared using  accounting principles generally accepted in the United States of America, applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  As discussed in Note 9, for each quarter commencing January 1, 2011, and continuing through March, 2013, the Company has failed to make the required quarterly interest payment to each of its senior secured noteholders, as well as the required principal payment on June 29, 2011, representing events of default under the terms of the note agreements.   As a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes of $42,106,000, along with any unpaid and accrued interest of $20,965,730, thereby creating a deficiency of working capital at December 31, 2012 in the amount of approximately $59.1 million. Such notes were otherwise due in June 2011.

In addition, the Company has continued to incur significant losses, including a  net loss of $16.0 million for the year ended December 31, 2012, resulting in stockholders’ deficit of $61.1 million at December 31, 2012.

Furthermore, as mentioned above, the Company and its wholly owned subsidiaries ( the “Debtors”), on  November 19, 2012, filed petitions in the United States Bankruptcy Court for the District of Delaware, seeking relief under Chapter 11 of the United States Bankruptcy Code.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

In light of the foregoing circumstances, management believes there is substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time beyond December 31, 2012.  These financial statements do not include any adjustment to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result should the Company be unable to continue as a going concern.

2.	ACQUISITION BY PIPELINE CYNERGY HOLDINGS, LLC

On February 17, 2009, the Company entered into a stock purchase agreement (“SPA”) with Pipeline Cynergy Holdings, LLC (formerly Pipeline Holdings, LLC) (“Holdings”), a newly formed company owned by a group of private equity investors led by the ComVest Group (“ComVest”), including ComVest Investment Partners, III, L.P.  Pursuant to the terms of the SPA, Holdings acquired a controlling interest in the Company through the Company’s ultimate issuance to Holdings of 5,000,000 shares of Series B voting convertible preferred stock.(See Note 10 for a more detailed description of the terms of the Series B preferred stock).

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements include those of the Company and its wholly owned subsidiaries Securepay.com Inc., Northern Merchant Services Inc., Pipeline Data Processing Inc., Pipeline Data PortfolioAcquisitions Inc., Aircharge Inc., PayPipe Inc., Paynet Systems Inc., PayPassage Inc,Valadata Inc.,  and CardAccept.com Inc., collectively, (the “Subsidiaries”).  The Company, together with the Subsidiaries are herein referred to as the Company.  All intercompany balances and transactions with the Company’s subsidiaries have been eliminated upon consolidation.

Chapter 11 Reorganization

Financial reporting applicable to companies in the Bankruptcy Code generally does not change the manner in which financial statements are prepared. However, it does require that the financial statements for periods subsequent to the filing of the Chapter 11 petition distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business, among other disclosures. Accordingly, revenues, expenses, realized gains and losses and provisions for losses that can be directly associated with the reorganization of the business and that occurred subsequent to the Petition Date have been reported separately as “Reorganization items” in our consolidated statement of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period.

Significant estimates include (i) the valuation of acquired merchant portfolios, residual rights and other intangible assets, as well as the implied fair value of goodwill, (ii) the recoverability of long-lived assets, (iii) the remaining useful lives of long-lived assets, (iv) the sufficiency of merchant, legal, and other reserves, (v) the fair value of awards granted under the Company’s long-term incentive plans, and (vi) the realizability of deferred tax assets.  On an ongoing basis, the Company evaluates the sufficiency and accuracy of its estimates.  Actual results could differ from those estimates.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and all liquid investments with an initial maturity of three months or less when purchased.

Settlement Assets

These amounts represent cash that the Company withholds from its merchant customers (“Merchant Deposits”) and designates as reserve funds to collateralize contingent liabilities associated with losses attributable to merchant defaults.  The Company records a corresponding liability for such merchant deposits, which is presented as merchant deposits in the accompanying consolidated balance sheets.  While not restricted in its use, the Company believes that designating this cash to collateralize contingent liabilities from merchant defaults strengthens its fiduciary standing with its sponsoring Member Banks and is in accordance with guidelines set by MasterCard International and Visa International.

Accounts Receivable, net

The Company uses the allowance method to account for uncollectible accounts receivable. We maintain allowances for the estimated losses from doubtful accounts which result when our customers are unable to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required which would result in an additional general and administrative expense in the period such determination was made.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of generally seven years for furniture, fixtures, and leasehold property; five years for equipment; and three years for computer software.  The Company periodically evaluates the depreciation periods of property and equipment to determine whether events or circumstances warrant revised estimates of useful lives.  Any such revisions are accounted for prospectively, beginning in the period of change.

Expenditures for repairs and maintenance are charged to operating expense as incurred.  Expenditures that increase the value or productive capacity of assets are capitalized.  At the time of retirements, sales, or other dispositions of property and equipment, the original cost and related accumulated depreciation are removed from the respective accounts, and the gains or losses are presented as a component of income or loss from operations.

Certain of the Company’s operating leases are for office space.  The Company will make various alterations (leasehold improvements) to the office space and capitalize these costs as part of property, plant and equipment.  Leasehold improvements are amortized on a straight-line basis over the useful life of the improvement or the term of the lease, whichever is shorter.

Merchant Portfolios, Residual Rights and Other Intangible Assets, and Goodwill

The Company’s intangible assets are comprised primarily of merchant portfolios, residual rights, and goodwill.  Merchant portfolios and residual rights are amortized over their respective estimated useful lives, generally seven years.    Merchant portfolios, residual rights, and other intangible assets are assessed for impairment if events or circumstances indicate that their respective carrying values are not recoverable from the future anticipated undiscounted net cash flows attributable to such assets.  In such cases, the amount of any potential impairment would be measured as the excess, if any, of carrying value over the fair value of

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

such assets. Goodwill is not amortized, but instead tested for impairment at least annually, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit to which the corresponding goodwill is attributed below its respective carrying value.  The Company performs its annual goodwill impairment test on December 31 of each year.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable.  For long-lived assets, except goodwill, an impairment loss is indicated when the undiscounted future cash flows estimated to be generated by the asset group are not sufficient to recover the unamortized balance of the asset group.  If indicated, the loss is measured as the excess of carrying value over the asset groups’ fair value.

Revenue and Cost Recognition

The Company derives revenues primarily from the electronic processing of credit, charge, and debit card transactions that are authorized and captured through third-party networks.  Typically, fees charged to merchants for these processing services are based on a variable percentage of the dollar amount of each transaction and, in some instances, additional fees are charged for each transaction.  Merchant customers may also be charged miscellaneous fees, including statement fees, annual fees, monthly minimum fees, fees for handling chargebacks, gateway fees, and fees for other miscellaneous services.  The Company also earns revenue from the sale of payment processing equipment (e.g., point-of-sale credit and debit card terminals) and software solutions (e.g., online “shopping carts”) to its merchant customers.

Generally, the Company (i) is the primary obligor in its arrangements with its merchant customers, (ii) has latitude in establishing the price of its services, (iii) has the ability to change the product and perform parts of the services, (iv) has discretion in supplier selection, (v) has latitude in determining the product and service specifications to meet the needs of its merchant customers, and (vi) assumes credit risk.  In such cases, the Company reports revenues gross of amounts paid to its sponsoring Member Banks, as well as fees paid to card-issuing Member Banks and Card Associations on behalf of its sponsoring Member Banks for interchange and assessments.  However, in limited circumstances, the Company may not assume credit risk or may not be considered the primary obligor or owner of the merchant relationship.  In these limited circumstances, which represent approximately 5% of the Company’s total revenue, the Company reports revenue net of the corresponding interchange fees and assessments.

Cost of services is comprised primarily of processing fees paid to third parties attributable to providing transaction processing and other services to the Company’s merchant customers.  Interchange fees and cost of services are recognized as incurred, which generally occurs in the same period in which the corresponding revenue is recognized.

Card associations, such as Visa® and MasterCard® (the “Card Associations”), are organizations comprised of an alliance of insured financial institutions (“Member Banks”) that work in conjunction with various local, state, territory, and federal government agencies to make the rules and guidelines regarding the use and acceptance of credit cards.  Member Banks enter into agreements with numerous vendors for all aspects of providing credit and debit card services.  Card Association rules require that those vendors be sponsored by a Member Bank and registered with the Card Association.  The Company is sponsored primarily by  Wells Fargo Bank, N.A. and is a registered Independent Sales Organization (“ISO”) with Visa® and a registered Member Service Provider (“MSP”) with MasterCard®.  The Company’s sponsorship agreements

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

allow the Company to route transactions under the Member Banks’ respective control and identification numbers to clear credit card transactions through the Card Associations.

Advertising

The Company recognizes advertising costs in expense as incurred.  Advertising expenses were $38,512 for the year ended December 31, 2012, and are included in selling, general, and administrative expenses in the accompanying consolidated statement of operations.

Customer Acquisition Costs

Expenditures related to the acquisition of new merchant customers (e.g. commissions paid to sales personnel) are expensed as incurred.  Such expenses were $42,947 for the year ended December 31, 2012, and are included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Share-Based Payments

The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award.  The amount of compensation cost for share-based payments is measured based on the fair value, as determined by the Black-Scholes option pricing model, on the grant date that the awards are issued and adjusted for the estimated number of awards that are expected to vest.  That cost is recognized on the straight-line method over the requisite service period which an employee is required to provide a  service and is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Income Taxes

The Company records its income tax provision using the asset and liability method.  Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

The Company applies the authoritative guidance for uncertainty in income taxes.  This guidance requires the evaluation of tax positions taken or expected to be taken to determine whether the tax positions are “more-likely-than-not” to be sustained by the taxing authority.  The Company recognizes a tax benefit from an uncertain position only if it is more-likely-than-not that the position is sustainable, based solely on its technical merits and consideration of the relevant taxing authority’s widely understood administrative practices and procedures.  If this threshold is met, the Company measures the tax benefits as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.  Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year.

Fair Value Measurements

The Company measures certain nonfinancial assets and liabilities at fair value on a nonrecurring basis. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date.  The Company uses a three-level fair value hierarchy

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

to prioritize the inputs used to measure fair value and maximizes the use of observable inputs and minimizes the use of unobservable inputs.  The three levels of inputs used to measure fair value are as follows:

Level 1 -Quoted market prices in active markets for identical assets or liabilities as of the reporting date

Level 2 -Observable market based inputs or unobservable inputs that are corroborated by market data

Level 3 -Unobservable inputs that are not corroborated by market data

The fair values of the Company’s merchant portfolios, residual rights, and other intangible assets, as well as the fair value of the Company’s reporting units, which are used in conjunction with the Company’s annual goodwill impairment tests, are primarily based on Level 3 inputs and are estimated based upon independent appraisals that include discounted cash flow analyses based on the Company’s most recent cash flow projections, and, for years beyond the projection period, estimates based on assumed growth rates.  Assumptions are also made regarding appropriate discount rates, perpetual growth rates, and capital  expenditures, among others.  In certain circumstances, the discounted cash flow analyses are corroborated by a market-based approach that utilizes comparable company public trading values, and, where available, values observed in private market transactions.

Other Comprehensive Income

The Company does not report other comprehensive income or loss within its consolidated statements of operations or stockholders’ deficit because the circumstances that give rise to such other comprehensive income or loss have not occurred.

Concentrations

Substantially all of the Company’s revenue is derived from processing Visa® and MasterCard® bank card transactions.  Because the Company is not a Member Bank, in order to process these bank card transactions, the Company currently maintains a  sponsorship agreement primarily with one Member Bank, which requires, among other things, that the Company abide by the by-laws and regulations of the Card Associations.

Approximately 90% of the Company’s revenues are attributable to merchant customer transactions, which are processed by three key third-party vendors.

Subsequent Events

The Company has evaluated events that occurred subsequent to December 31, 2012 for potential recognition and disclosure in the accompanying consolidated financial statements through the date of issuance of the accompanying consolidated financial statements.

4.	VOLUNTARY REORGANIZATION UNDER CHAPTER 11 OF THE UNITED STATES BANKRUPTCY CODE

Implications of Chapter 11 Proceedings

On November 20, 2012, the Debtors filed a motion seeking authorization to sell substantially all of their assets and enter into an asset purchase agreement (the “APA”) with a Stalking Horse Bidder.   Pursuant to the terms of the APA, the Debtors intended to sell substantially all of the Debtors’ assets, including, but not

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

limited to, portfolios of merchant contracts, URLs, phone numbers, tangible assets, payment gateway software, and other intellectual property.    On December 19, 2012, the Court entered the order approving the bidding procedures in connection with the sales process.  See Note 15 Subsequent Events for further information on the Chapter 11 proceedings.

Financial Statement Classification

Pre-petition liabilities subject to compromise under a plan of reorganization have been reported separately from both prepetition liabilities that are not subject to compromise and from liabilities arising subsequent to the Petition Date.   Liabilities subject to compromise as of December 31, 2012 are set forth below and represent our estimate of prepetition claims to be resolved in connection with the Chapter 11 Proceedings.

December 31, 2012
Liabilities subject to compromise:
Accounts payable	$ 1,555,948
Accrued expenses	1,945,872

Total Liabilities subject to compromise	$ 3,501,820

5.	SETTLEMENT ASSETS AND OBLIGATION

Settlement assets and obligations result from processing services and associated settlement activities.  Settlement assets are generated principally from   merchant services transactions.     The principal components of the Company’s settlement assets and obligations at December 31, 2012 are as follows:

December 31, 2012

Settlement obligations - merchant deposits	$ 369,804
Settlement receivables - processor reserve	500,993
Total Settlement Assets	$ 870,797

Merchant deposits and processor reserves consist of cash on hand at Key Bank, NA. and Comerica Bank, respectfully.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

6.	PROPERTY AND EQUIPMENT

At December 31, 2012, property and equipment consisted of the following:

December 31, 2012

Furniture and fixtures	$ 256,816
Equipment	857,235
Computer software	557,118
Leasehold property	66,747

Property and equipment at cost	1,737,916

Less accumulated depreciation	(1,510,687)

Property and equipment - net	$ 227,229

Depreciation and amortization expense for property and equipment totaled $198,452 for the year ended December 31, 2012.    The company recognized no impairments of its property and equipment for the year ended December 31, 2012.

7.	MERCHANT PORTFOLIOS, RESIDUAL RIGHTS AND OTHER INTANGIBLE ASSETS

The following table reflects the Company’s merchant portfolios, residual rights, other intangible assets at their cost and net carrying value as of December 31, 2012:

	Merchant Portfolios	Residual Rights and Other Intangible Assets

December 31, 2011	$ 1,288,676	$ 960,115

Amortization	(1,006,630)	(256,217)

December 31, 2012	$ 282,046	$ 703,898

December 31, 2012

	Gross Carrying Value	Accumulated Amortization	Net Book Value

Merchant portfolios	$ 15,110,584	$ 14,828,538	$ 282,046

Residual rights and other intangible assets	$ 2,147,138	$ 1,443,240	$ 703,898

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

Merchant portfolios represent the value of the acquired merchant customer base of merchant service providers.  Merchant portfolios were obtained primarily through acquisitions of MSPs or ISOs accounted for as business combinations and generally represent the primary asset of the acquired business.  The Company amortizes the cost of its acquired merchant portfolios over their estimated useful lives, which are generally seven years.  Residual rights represent up-front payments under agreements with certain ISOs to acquire the rights to the respective ISO’s future residual income for its merchant customers.  The Company amortizes the cost of such rights over their estimated useful lives, which are generally seven years.    The Company did not recognize any impairment charges in 2012.

Amortization expense is recognized over the estimated useful life of the respective intangible asset using an accelerated method that reflects the pattern in which the economic benefits of the respective asset is consumed and totaled $1,262,847 for the year ended December 31, 2012. which is included in depreciation and amortization expense in the accompanying consolidated statements of operations.  Annual amortization expense for each of the five succeeding fiscal years is estimated to be as follows:

2013	$ 491,554
2014	187,585
2015	150,571
2016	112,350
2017	26,770

Actual amortization expense to be reported in future periods could differ from these estimates as a result of new intangible asset acquisitions, changes in useful lives, and other relevant events or circumstances.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

8.	INCOME TAXES

The Company provides for the tax effects of transactions reported in the consolidated financial statements.  The provision, if any, consists of taxes currently due, plus deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting.  The components of the Company’s deferred tax assets and liabilities at December 31, 2012, were as follows:

Year Ended
December 31, 2012
Deferred tax assets:

Net operating loss carryforward	$ 17,877,850
Differences between book and tax amortization	6,569,969
Share-based compensation	412,200
Employee bonuses	211,253
Allowance for doubtful accounts	31,581
Section 179 carryforward	77,895
Other	3,256
Total deferred tax assets before valuation allowance	25,184,004

Deferred tax liabilities:

Differences between book and tax depreciation	(8,323)

Net deferred tax assets before valuation allowance	25,175,681

Valuation allowance	(25,175,681)

Net deferred tax asset	$ 0

At December 31, 2012 the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $47.1 million.  These carryforward losses are available to offset future taxable income, if any, and expire from years 2013 to 2031.  The portion of the NOL carryforward schedule to expire in 2013 is $32,002.

Based on the Company’s forecast of future taxable income, management determined that a full valuation allowance related to the net deferred tax asset was required as of December 31, 2012, because, in management’s judgment, it is more likely than not that the deferred tax assets will not be realized.

The differences in taxes provided and the amounts determined by applying the federal statutory tax rate to the loss before income taxes for the years ended December 31, 2012 are as follows:

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

	Year Ended
	December 31, 2012

Federal income tax benefit
at the statutory rate	$(5,447,158)	(34)%
State income tax benefit	(640,842)	(4)
Change in valuation allowance	4,954,788	31
Other	1,147,188	7
	$13,976		%

No benefit for income taxes related to the Company’s 2012 loss before income taxes has been recognized due to the uncertainty of the realization of any tax asset.

The Company has determined that it does not have any significant uncertain tax positions at December 31, 2012.  The Company reports interest and penalties associated with its uncertain tax positions, if any, as interest expense.  The Company’s previously filed federal and state income tax returns for prior tax years  2010 and 2011 are subject to audit as the statute of limitations for such returns has not yet expired.

9.	Short Term DEBT

The components of the Company’s outstanding short-term debt obligations as of December 31, 2012 were as follows:

Year Ended
December 31, 2012
December 31, 2012
Senior secured notes due 2011	$ 42,106,000

Senior Secured Notes Due 2011

In 2006, the Company issued a series of senior secured notes that were amended and restated, effective December 31, 2008. As amended and restated, the senior secured notes have an aggregate principal amount of $42,106,000, which, absent the event of default described in the following paragraph, became due and payable in full on June 29, 2011 (extendable at the Company’s sole discretion, to June 29, 2012, at any time prior to May 10, 2011). The notes required the Company to make coupon interest payments on the first day of each calendar quarter at a rate of 14% per year (10% prior to July 1, 2010) compounded monthly. The Company imputes interest expense on the notes at their aggregate effective rate of approximately 11.429%, thereby resulting in the recognition of interest expense at a constant rate each reporting period.

For each quarter commencing January 1, 2011, and continuing through March, 2013, the Company has failed to make the required quarterly interest payment to each of its senior secured noteholders, which represent events of default under the terms of the note agreements.  The accrued and unpaid interest, in the aggregate, amounts to $20,965,730 as of December 31, 2012, which represents interest accrued through November 18, 2012, the Chapter 11 Petition date.  Additional interest of $1,418,646 for the period November 19, 2012 through December 31, 2012 has not been recognized in the accompanying consolidated

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

balance sheet.  The Company also failed to make the required $42,106,000 principal payment on June 29, 2011, which represents an event of default.  As a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes, along with any unpaid and accrued interest. In addition, also as a result of the defaults, commencing January 7, 2011 (five business days from the event of defaults) the notes bear interest at a rate of 20% per year, and a late fee of an additional 20% per year is assessed daily on any overdue and unpaid interest. As a result of the foregoing, the aggregate principal amount of the notes of $42,106,000 has been classified as short-term debt within the accompanying consolidated balance sheet at December 31, 2012.  For the year ended December 31, 2012 the Company recognized interest expense of $9,941,178 which is included in interest expense in the accompanying consolidated statements of operations.

As discussed in Note 2, as a result of the defaults, each of the noteholders has the contractual right to demand, and has demanded the immediate payment of the full principal amount of the notes of $42,106,000, along with any unpaid and accrued interest and late fees. As a result, the Company believes that the fair value of the notes is substantially less than their aggregate principal balance of $42.1 million. However, the Company believes that an estimate of the fair value of the notes is not practicably determinable due to the uncertainties surrounding the amount and timing of future principal and interest payments, as well as the Company’s ability to fully repay its obligation.

The noteholders have a first priority security interest in all of the Company’s assets, but the Company is permitted to obtain first-lien financing for subsidiaries that comply with conditions of the note, provided that the stock of such subsidiaries are pledged to the noteholders.

The Company is required to make a mandatory prepayment of the outstanding principal and accrued interest on the notes within forty-five (45) calendar days after the end of each fiscal quarter in an amount equal to 50% of all “excess cash flow” for such fiscal quarter, if any. The Company has not generated “excess cash flow,” as that term is defined in the related note agreement, and accordingly, did not make any such prepayments during the year ended December 31, 2012.

The notes contain covenants by which the Company and its subsidiaries are not permitted to directly or indirectly make, nor commit or agree to make, any capital expenditure (whether by purchase or capitalized lease obligations) that would cause the aggregate amount of all capital expenditures made by the Company and its subsidiaries to exceed a maximum of $1,000,000 in any fiscal year.

Capital Lease Obligations

As of December 31, 2012 the Company had no equipment under capital lease arrangements.

Acquisition Line of Credit

Effective February 17, 2009, the Company entered into a $15 million line of credit agreement with Holdings, the outstanding balance of which, if any, is payable in full on or before September 30, 2012, with interest payable at 12% per annum.  The proceeds of advances under this agreement must be solely used by the Company to fund the acquisition of businesses that have been approved by Holdings. Each advance must be for a minimum of $1 million.   Concurrent with each advance, the Company is required to issue warrants to Holdings for the issuance upon demand of one share of the voting Series B preferred stock for each $3 taken in such advance.  Subject to the provisions of the line of credit, in the event the Company prepays the principal amount of any advance within nine (9) months of the date such advance was made, then the Series B preferred stock issued in connection therewith (or common stock obtained upon conversion of such Series B preferred stock) shall be automatically adjusted such that, for each $6 of principal prepayment, the

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

warrants shall lose the right to convert into one share of the Series B preferred.  For purposes of dividends, liquidation preferences, voting rights, and all other rights and obligations of the Series B preferred stock issuable upon exercise of the demand warrants, the demand warrants shall be deemed exercised upon issuance and shall be deemed to have the same original issue price and conversion price as the Series B preferred stock.

As of December 31, 2012, there was no outstanding balance, as the Company had not taken any advances, under this line of credit.

10.	STOCKHOLDERS’ DEFICIT

Series B Convertible Preferred Stock

As of December 31, 2012 the Company had 5,066,667 shares of Series B convertible preferred stock outstanding with an aggregate face amount of $15,201,000.  Each share of Series B preferred stock was initially convertible at the rate of $24.59 per share into 124,590,172 shares of common stock at any time at the option of the holder, subject to adjustment for any stock dividends, splits, combinations, and similar events.  The holder of each share of Series B preferred stock is entitled to one vote for each share of common stock into which such holder’s shares of Series B preferred stock could then be converted.  In addition, the holders of the Series B preferred stock are entitled to receive in-kind dividends at a rate of 16%. Such dividends are cumulative, and any earned but unpaid dividends compound monthly and are payable (i) when, as, and if declared by the Company’s board of directors, and (ii) if not so declared, upon conversion or certain other liquidation events.  As of December 31, 2012, the conversion rate of the Series B preferred stock had effectively increased to 45.385 shares of common stock for each share of Series B preferred stock as a result of earned but unpaid dividends of $12,853,955.  Consequently, holders of the Series B preferred stock would be entitled to receive an aggregate of 229,950,463 shares of common stock if such shares were converted at December 31, 2012, which would represent approximately 85.1%  of the common stock outstanding following the conversion.

The Series B preferred stock is not redeemable at the option of either the holder or the Company.  However, the Series B preferred shares are automatically convertible in the event of certain qualifying liquidity and other events.  A liquidation event includes the closing of the sale, transfer or other disposition of all or substantially all of the corporations’ assets; the consummation of the merger or consolidation of the Corporation with or into another entity, unless the Company continues to hold at least 50% of the voting power of the capital stock of the Company; the closing of the transfer to a person or group of affiliated persons of the Corporation’s securities, if after the closing the other person or group of affiliated person hold 50% or more of the outstanding voting stock of the Corporation; a liquidation, dissolution or winding up of the Company; or the licensing of all or substantially of all of the Company’s intellectual property to a third party.

The Series B preferred stock has a liquidation preference that entitles its holders to receive, prior to the holders of common stock, an amount per share equal to the sum of two times the original face amount, plus declared or earned but unpaid dividends on such shares, which totals $43,254,029 at December 31, 2012.  If , as a result of an actual conversion, the holders of Series B preferred shares would receive, in the aggregate, an amount greater than the amount the holder would  receive if they did not convert the Series B shares into common stock, then Series B preferred shareholders would be deemed to have converted their shares.  Consequently, the holders of the Series B preferred stock would be deemed to have received an aggregate of the equivalent of 459,900,925 shares of common stock if such shares were converted at December 31, 2012,

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

which would represent approximately 92.0% of the common stock outstanding following the conversion.    The Series B preferred stock ranks senior to all other classes and series of the Company’s equity securities.

Warrants

As of December 31, 2012  the Company had no outstanding warrants.

11.	SHARE-BASED COMPENSATION

The Company’s Stock Incentive Plan permits the grant of share options, stock appreciation rights or restricted stock to its employees for up to 75 million shares of common stock.  The Company measures the cost of employee services received in exchange for an award of equity instruments based on the grant-date value of the award.  That cost is recognized as expense over the period during which an employee is required to provide service for the award.  The total share-based compensation expense was $57,732 for the year ended December 31, 2012 and is included in selling, general, and administrative expenses in the accompanying consolidated statement of operations.

The Company’s share-based compensation has historically been awarded primarily in the form of stock options.  Such options generally (i) are granted with an exercise price equal to the grant date fair value of the underlying stock, (ii) vest 25% per year at each of the first four anniversaries of the grant date, and (iii) have a contractual life of six years from the vesting date.  For the year ended December 31, 2012, the Company vested 1,260,160 options.

The Company estimates the grant date fair value of its stock options using a Black-Scholes option pricing model, which requires the Company to make certain assumptions.  The Company determines an expected volatility assumption by referencing the average volatility experienced by four of its public company peers.  The Company used an average of a peer group because it does not have sufficient historical volatility data related to market trading of its own common stock.  The Company estimates the expected term of a stock option based on the simplified method for “plain-vanilla” stock options, under which the expected term of an employee stock option is determined to be the average of the vesting period of the award and the contractual life of the option.  The Company’s dividend yield assumption is based on actual dividends expected to be paid over the expected life of the stock option.  The risk-free interest rate assumption for stock options granted is determined by using U.S. Treasury rates of the same period as the expected option term of each stock option.  There were no new options granted or exercised during 2012.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

Stock option activity for the year ended December 31, 2012 is summarized as follows:

			Weighted-
			Average
		Weighted-	Remaining
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Options	Price	(Years)	Value

Options outstanding - December 31, 2011	25,287,337	0.12	5.6	$ -

Granted	0	0.00
Forfeited/cancelled	(4,924,233)	(0.12)

Options outstanding - December 31, 2012	20,363,104	0.12	4.7	$ -

Options exercisable - December 31, 2011	14,074,673	0.12	4.6

Options exercisable - December 31, 2012	15,334,833	0.12	4.2

12.	COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases various office spaces, computer data center storage space, and certain equipment under operating leases with remaining terms ranging up to two years.  Such facilities are located in Quincy, Massachusetts; Brasher Falls, New York; Libertyville, Illinois; and Alpharetta, Georgia.  The majority of the office space lease agreements contain renewal options.

Future minimum lease commitments under non-cancelable operating leases are as follows at December 31:

2013	$ 57,285
2014	4,652

$ 61,937

Total rent expense for the year ended December 31, 2012 was $340,228, and is included within selling, general, and administrative expenses in the accompanying consolidated statements of operations.

Minimum Purchase Commitment

Under the terms of a contract with CTS Holdings LLC (“CTS”), the Company has minimum purchase commitments for credit card processing services each year through March 31, 2012.  The Company has not achieved the minimum purchase commitment for certain periods.  The Company believes that CTS has not fulfilled all of its obligations under the agreement.  Management further believes that the Company’s

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

inability to achieve the required minimums was primarily caused by CTS’ nonperformance.  The Company was unable to reach a mutual agreement and, hence, did not enter into a revised agreement with the vendor during 2010.  In September 2010, CTS formally notified the Company to remit any unpaid past minimums in the amount of approximately $1.9 million.  Management disagreed with CTS’ determination of the amount of the shortfall and has been in negotiation with CTS to resolve their contract dispute.  In March 2011, CTS formally notified the Company of its intention to exercise its right under the contract to withhold the required shortfall and intends to withhold at the rate of 20% of the future monthly residual payment until such time the balance is paid in full.  In August 2011 CTS notified the Company that its unpaid minimum as of March 31, 2011 was approximately $2.3 million.  In October 2011, CTS attempted to withhold payment of the Company’s residuals to offset the minimum obligations.  The Company filed and won a temporary restraining order restraining CTS from withholding the Company’s residual payment.  Currently the residuals were paid into an attorney’s escrow account in accordance with the court’s direction.  On November 16, 2011, the court ordered CTS to continue to pay the Company’s residuals over to an attorney escrow account.  As of December 31, 2011, the Company recorded a liability, for the cumulative amount of such shortfalls of approximately $2.5 million.

Subsequently on June 5, 2012, the parties agreed to a settlement where CTS received $1,465,000 and the remaining funds in escrow were released to the Company.

Legal Proceedings

The Company is involved in certain legal proceedings and claims, which arise in the ordinary course of business.  In the opinion of the Company, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on its results of operations, financial condition, or cash flows.  As more information becomes available, if the Company should determine that an unfavorable outcome is probable on such a claim and that the amount of such probable loss that it will incur on that claim is reasonably estimable, it will record a reserve for the claim in question.  If and when the Company records such a reserve, it could be material and could adversely impact its results of operations, financial condition, and cash flows.

13.	RELATED PARTY TRANSACTIONS

Kevin Weller

The office of Northern Merchant Services, Inc. (NMSI), a wholly owned subsidiary of the Company, is located in Brasher Falls, New York, is rented on a month to month basis from Kevin Weller, a former director of the Company and officer of NMSI.Commencing January 1, 2011 the monthly rental is $3,000 per month.

ComVest

In connection with the February 2009 issuance of Series B preferred stock (see Note 2), the Company entered into a management agreement with ComVest Advisors, LLC (“Advisors”), an affiliate of ComVest, for the provision of advisory services. Under the terms of the agreement, the Company pays Advisors a monthly fee equal to the greater of (i) $20,833 or (ii) 5% of EBITDA.  The agreement continues for so long as ComVest or its affiliates own at least 10% of the outstanding equity of the Company on a fully diluted basis.  The total charged to operating expense related to this agreement for the years ended December 31, 2012, was $249,995, and is included in selling, general, and administrative expenses in the accompanying consolidated statements of operations.  As of December 31, 2012 there was $590,462 owed to Advisors and its affiliated company Comvest Group Holdings, LLC.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

During 2010, ComVest Pipeline Cynergy Holdings, LLC (“CPCH”) (the majority owner of Holdings) acquired $12,233,500 of the principal amount of the Company’s Senior Secured Notes Due 2011 (see Note 9) from four of the noteholders. During 2012, the Company paid $0 in interest to ComVest Pipeline Cynergy Holdings, LLC on such notes.  The total charged to interest expense related to these notes for the year ended December 31, 2012 was $2,905,439, which is included interest expense in the accompanying consolidated statements of operations.  As of December 31, 2012 there was $6,129,737 owed to CPCH.

Holdings

The Company’s principal shareholder, Holdings, has the right to elect four of the Company’s five directors and controls other entities whose operations are similar to those of the Company.

The Company paid certain amounts (primarily invoices for legal, management and other professional services, as well as travel-related costs for the Company’s employees) on behalf of Holdings in the aggregate amount of $529,171 during the year ended December 31, 2012. Such costs are reflected as Due from (to) Holdings in the accompanying consolidated balance sheets as of December 31, 2012.  During 2012 Holdings and its affiliates effectively shared the costs of certain management services – primarily executive, financial, legal, sales and marketing, operations, information systems, business development, mergers and acquisitions, administration, human resources, and accounting incurred by the Company.  For the year ended December 31, 2012,  $1,153,236 was allocated to the Company by Holdings and Cynergy for operational personnel as described in the related party note Cynergy.

Cynergy

Effective July 1, 2010, the Company entered into an Independent Sales Organization Processing Agreement (the “ISO Agreement”) with Cynergy pursuant to which the Company will market exclusively the credit and debit card processing services of Cynergy in exchange for compensation equal to all merchant revenues attributable to the Company’s merchant customers collected by Cynergy in excess of certain fees that are calculated in accordance with an agreed-upon schedule.  The Company determines all fees charged to its merchant customers, subject to Cynergy’s approval, provided that such fees are in excess of the agreed-upon amounts to be retained by Cynergy.  The Company also bears 100% of the risk of loss attributable to the Company’s merchant customers.  Although not necessarily representative of the ISO residuals that would be earned by the Company if the ISO Agreement had been entered into with an unrelated party, management believes the terms of the ISO Agreement, including the related compensation provisions, are reasonable and commensurate with the services provided.  For the years ended December 31, 2012, the Company earned revenues and incurred related costs pursuant to the ISO Agreement as follows:

December 31, 2012

Revenue	$ 7,660,913

Operating expenses
Interchange fees	(3,068,782)
Processing fees	(480,622)
Chargeback losses	(802,353)

Total	$ 3,309,156

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

The revenue and interchange fees in the foregoing table are included in the corresponding captions in the accompanying consolidated statements of operations.  Processing fees are included as a component of cost of services and chargeback losses are included as a component of selling, general, and administrative expenses.

In addition to the foregoing, from time to time, and primarily for reasons of administrative convenience, the Company and Cynergy each pay and are periodically reimbursed in full - for certain costs (e.g., corporate insurance, reimbursable employee expenses) incurred on the other’s behalf.  During the year ended December 31, 2012, the Company paid a total of $1,692,277 of such costs on behalf of Cynergy, which was partially offset by $1,254,312 of such costs that were paid by Cynergy on the Company’s behalf. Reimbursements of such costs are accounted for as a reduction of the corresponding expenses.

Following is a summary of the amounts due from (to) affiliates, excluding interest, for the year ended December 31, 2012  as a result of the foregoing transactions with affiliates:

	Holdings	Cynergy	Comvest	Total

Amounts due from (to) Affiliates, January 1, 2012	$ (468,821)	$ 378,417	$ (340,467)	$ (430,871)

Allocation of costs pursuant to the Management Agreement			(249,995)	(249,995)
Amounts allocated from the Company to Affiliates	529,171	-		529,171
Amounts allocated from Affiliates to the Company	(1,153,236)	-		(1,153,236)
Revenue in excess of costs attributable to the ISO agreement		3,309,156		3,309,156
Cost paid by Pipeline on behalf of Affiliates	(383)	1,692,277		1,691,894
Cost paid by Affiliates on behalf of Pipeline		(1,254,312)		(1,254,312)
Net cash settlement (received from) paid to Affiliates	(11,621)	(3,127,692)	0	(3,139,313)
Amounts due from (to) Affiliates, December 31, 2012	$ (1,104,890)	$ 997,846	$ (590,462)	$ (697,506)

The components of due from (to) Affiliates, December 31, 2012 are included in the accompanying consolidate balance sheet as follows:
	Holdings	Cynergy	Comvest	Total
Amounts due from Affiliates, December 31, 2012	2,060	1,443,301.00		1,445,361
Amount due to Affiliates December 31, 2012 -
Subject to Compromise	(1,106,950)	(445,455.00)	(590,462)	(2,142,867)

Amounts due from (to) Affiliates, December 31, 2012	$ (1,104,890)	$ 997,846	$ (590,462)	$ (697,506)

14.	401(k) PROFIT SHARING PLAN

The Company adopted the Pipeline Data Inc. 401(k) Profit Sharing Plan and Trust effective January 1, 2010.  The Company may match participant-elective deferrals at its discretion. Contributions may vary from year to year.  For 2012 the cost recognized as a discretionary match to the 401(k) Profit Sharing Plan was $54,874.

PIPELINE DATA INC. and subsidiaries

(DebtorS in Possession)

Notes to Consolidated Financial Statements

December 31, 2012

15.	subsequent events

Chapter 11 proceedings and subsequent sale of assets

On November 20, 2012, the Debtors filed a motion (the “Sale Motion”) with the United States Bankruptcy Court for the District of Delaware (the “Court”) seeking, among other things, entry of an order approving bidding procedures (the “Bidding Procedures Order”) and approval of the sale of substantially all of the Debtors’ assets. On January 17, 2013, the Bankruptcy Court entered an Order approving the sale of substantially all of the Debtors’ assets (the “Sale Order”) and such sale closed on March 15, 2013, for an amount of $9,750,000 in cash.

On February 12, 2013 the United States Trustee filed a motion for entry of an order converting the Chapter 11 cases of the Debtors to cases under Chapter 7 pursuant to Section 1112(b) of the Bankruptcy Code.

On May 3, 2013, the Company made an interim distribution of non-insider lender sale proceeds in the amount of $5,671,089.